UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2012

Conn’s, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50421	06-1672840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3295 College Street Beaumont, Texas	77701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (409) 832-1696

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Compensatory Arrangements of Certain Officers.

On March 27, 2012, the Compensation Committee of the Board of Directors  of the Company adopted the Company’s fiscal 2013 cash bonus program.  The Company’s named executive officers, as well as certain other executive officers and certain employees, are eligible to participate in the 2013 bonus program.  Below is a description of the fiscal 2013 bonus program, as adopted by the Compensation Committee.

The purpose of the 2013 bonus program is to promote the interests of the Company and its stockholders by providing key employees with financial rewards upon achievement of specified business objectives and financial performance of the Company, as well as help the Company attract and retain key employees by providing attractive compensation opportunities linked to performance results.

The Company has established three bonus levels for the 2013 bonus program – Threshold, Target and Maximum.  Each of the levels represents the attainment by the Company of certain operating pre-tax profit.  If the Company does not achieve the Threshold level, no bonus will be paid to any named executive officer, other executive officer or employee pursuant to the 2013 bonus program.  The Target level is the operating pre-tax profit level that the Company has budgeted for fiscal 2013.  The Threshold level is set at approximately 80% of the Target level, and the Maximum level is based upon the Company’s attainment of approximately 125% of the Target level.

The Company intends to pay these bonuses (if any) under the 2013 bonus plan in March 2013 after the end of the performance period during which the bonuses were earned and after the Company determines its level of operating profit , based on the operating profit to be disclosed in its Annual Report on Form 10-K for its fiscal year ended the immediately preceding January 31.  In order to be eligible for a bonus under the 2013 bonus program, eligible participants must be employed through the end of fiscal year ending January 31, 2013.  Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONN'S, INC.

Date:	March 30, 2012	By:	/s/ Michael J. Poppe
Michael J. Poppe
Chief Financial Officer